UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

Filed by the Registrant ☒                Filed by a Party other than the Registrant ☐

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☐	Soliciting Material Pursuant to Section 240.14a-12

HUTCHINSON TECHNOLOGY INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HUTCHINSON TECHNOLOGY INCORPORATED

40 West Highland Park Drive NE

Hutchinson, Minnesota 55350

(320) 587-3797

December 16, 2009

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders to be held at the principal executive offices of Hutchinson Technology Incorporated, 40 West Highland Park Drive NE, Hutchinson, Minnesota, commencing at 10:00 a.m., central time, on Wednesday, January 27, 2010. The Secretary’s notice of annual meeting and the proxy statement that follow describe the matters to come before the meeting.

This year we are again taking advantage of a Securities and Exchange Commission rule allowing companies to furnish proxy material to shareholders over the Internet. If you are a shareholder who holds shares of our common stock in an account at a brokerage firm, bank or similar organization, you will receive a Notice Regarding the Availability of Proxy Material by mail from the organization holding your account. The Notice contains instructions on how you can access our proxy material and vote your shares over the Internet. It also will tell you how to request a paper or e-mail copy of our proxy material.

If you are a shareholder whose shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you will continue to receive a printed copy of the proxy statement and our Annual Report on Form 10-K by mail as in previous years.

We hope that you will be able to attend the meeting in person and we look forward to seeing you. Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares over the Internet, by telephone or, if you receive a paper copy of the proxy card, by mail. If you choose to vote by mail, please mark, date and sign the proxy card you receive and return it in the envelope provided. Instructions regarding all three methods of voting are contained on the following page and on the proxy card.

Sincerely,

Wayne M. Fortun

Chief Executive Officer

VOTING METHOD

If your shares are registered directly in your name: If you are a shareholder of record, you may vote your shares through the Internet, by telephone or by mail as described below. Please help us save time and postage costs by voting through the Internet or by telephone. Each method is available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1.	BY INTERNET

a.	Go to the website at http://www.eproxy.com/htch/, 24 hours a day, seven days a week, until 12 p.m. (noon) (CT) on January 26, 2010.

b.	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number to obtain your records and create an electronic ballot.

c.	Follow the simple instructions provided.

2.	BY TELEPHONE

a.	On a touch-tone telephone, call toll-free 1-800-560-1965, 24 hours a day, seven days a week, until 12 p.m. (noon) (CT) on January 26, 2010.

b.	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number.

c.	Follow the simple instructions provided.

3.	BY MAIL (if you vote by Internet or telephone, please do not mail your proxy card)

a.	Mark, sign and date your enclosed proxy card.

b.	Return it in the enclosed postage-paid envelope or return it to Hutchinson Technology Incorporated, c/o Shareowner Services,SM P.O. Box 64873, St. Paul, Minnesota 55164-0873.

If your shares are held in a brokerage, bank or similar account: You will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares. You will receive a Notice Regarding the Availability of Proxy Material that will tell you how to access our proxy material on the Internet and vote your shares over the Internet. It also will tell you how to request a paper or e-mail copy of our proxy material.

Your vote is important. Thank you for voting.

HUTCHINSON TECHNOLOGY INCORPORATED

Notice of Annual Meeting of Shareholders

to be held on January 27, 2010

The annual meeting of shareholders of Hutchinson Technology Incorporated will be held at the principal executive offices of Hutchinson Technology Incorporated, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350, commencing at 10:00 a.m., central time, on Wednesday, January 27, 2010, for the following purposes:

1.	To elect a board of nine directors, to serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 26, 2010.

3.	To transact other business that may properly be brought before the meeting.

Our board of directors has fixed December 2, 2009 as the record date for the meeting, and only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present, we urge you to vote your shares through the Internet or by telephone in accordance with the voting instructions provided to you. If you received a paper copy of the proxy card by mail, you may also mark, sign and date the paper proxy card you received to vote your shares and return it in the envelope provided.

By Order of the Board of Directors,

Peggy Steif Abram

Secretary

Hutchinson, Minnesota

December 16, 2009

PROXY STATEMENT

GENERAL INFORMATION

Our board of directors is soliciting proxies from our shareholders to vote their shares of our common stock at the annual meeting of shareholders to be held on Wednesday, January 27, 2010 at our principal executive offices located at 40 West Highland Park Drive NE, Hutchinson, Minnesota, commencing at 10:00 a.m., central time, and at any adjournments thereof. Our telephone number is (320) 587-3797.

Availability of Proxy Material

As permitted by rules of the Securities and Exchange Commission (“SEC”), we are making our proxy material, which includes our notice of annual meeting, proxy statement and Annual Report on Form 10-K, available to our shareholders over the Internet. Any shareholder who holds shares of our common stock in an account at a brokerage firm, bank or similar organization will receive a Notice Regarding the Availability of Proxy Material by mail from the organization holding the shareholder’s account. The Notice contains instructions on how these shareholders can access our proxy material and vote their shares over the Internet. These shareholders will not receive proxy material by mail unless they specifically request that printed copies of the proxy material be sent to them. The Notice tells these shareholders how to request printed or e-mail copies of our proxy material.

Any shareholder whose shares are registered directly in the shareholder’s name with our transfer agent, Wells Fargo Bank, N.A., will receive a printed copy of our proxy material by mail.

On or about December 16, 2009, we will begin mailing to the registered holders of our common stock at the close of business on December 2, 2009 our proxy material, including the form of proxy solicited by our board of directors. On or about the same date, the Notice Regarding the Availability of Proxy Material will be mailed to each shareholder who holds shares of our common stock in an account at a brokerage firm, bank or similar organization.

Record Date and Quorum

Only shareholders of record at the close of business on December 2, 2009 will be entitled to vote at the annual meeting or adjournment. At the close of business on the record date, we had 23,358,524 shares of our common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting.

Voting of Proxies

Proxies that are voted through the Internet or by telephone in accordance with the voting instructions provided, and proxy cards that are properly signed, dated and returned to us, will be voted in the manner specified. A proxy card that is signed and returned without voting instructions will be voted FOR the nine director nominees and FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 26, 2010. A shareholder submitting a proxy may revoke it at any time before it is exercised by sending a written revocation to one of our officers, by delivering a signed proxy card bearing a later date, by submitting a subsequent proxy through the Internet or by telephone or by voting in person at the annual meeting. A shareholder’s most current proxy card or Internet or telephone proxy will be the one that is voted.

Effect of Abstentions and “Broker Non-Votes”

If shareholders indicate on their proxies that they wish to abstain from voting, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the annual meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be taken into account in determining the outcome of any of the proposals and these shareholders are in effect casting a negative vote. A shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on a certain proposal will not be considered present and entitled to vote on that proposal.

If a shareholder does not give instructions to its broker as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” proposals, such as the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Brokers cannot vote on their customers’ behalf on “non-routine” proposals such as the approval of an equity compensation plan or, for annual meetings held on or after January 1, 2010, the election of directors. These rules apply to us even though the shares of our common stock are traded on the NASDAQ Global Select Market. If a broker votes shares that are unvoted by its customers for or against a “routine” proposal, these shares are counted for the purpose of establishing a quorum and also will be counted for the purpose of determining the outcome of “routine” proposals. If a broker does not receive voting instructions as to a non-routine proposal, or chooses to leave shares unvoted on a routine proposal, a “broker non-vote” occurs and those shares will be counted for the purpose of establishing a quorum, but not for determining the outcome of those proposals. Shares that are subject to broker non-votes are considered not entitled to vote on the particular proposal, and effectively reduce the number of shares needed to approve that proposal.

Required Vote

Shareholders are entitled to one vote for each share of our common stock held as of the record date. Directors are elected by a plurality of the voting power of the outstanding shares of our common stock present and entitled to vote. The affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of our common stock present and entitled to vote is required for approval of the other proposal presented in this proxy statement. Shareholders do not have the right to cumulate their votes in the election of directors. Negative votes will not affect the outcome of the election of directors.

Adjournment of Meeting

If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Expenses of Soliciting Proxies

We will pay the cost of soliciting proxies in the accompanying form. Our directors, officers and regular employees may solicit proxies personally or by e-mail, telephone, fax or special letter, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock and will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

Shareholder Proposals

We must receive at our principal executive office no later than August 18, 2010 any shareholder proposals that are requested to be included in the proxy statement for our annual meeting of shareholders to be held in January 2011. We must receive any other shareholder proposals intended to be presented at our annual meeting of shareholders to be held in January 2011 at our principal executive office no later than October 29, 2010.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Composition of Our Board of Directors

Our bylaws provide that our business will be managed by or under the direction of a board of directors of not less than three nor more than twelve directors, which number will be determined by the shareholders at their annual meeting. Each director will be elected at the annual meeting for a term of one year or until a successor has been elected and qualified. Our board of directors has recommended that the number of directors to be elected for the ensuing year be set at nine and has nominated the nine persons named below for election as directors. Proxies solicited by our board of directors will, unless otherwise directed, be voted to elect the nine nominees named below to constitute the entire board of directors.

Directors and Director Nominees

All of the nominees named below are current directors of our company except for Mark A. Augusti, who is standing for election for the first time. A director search firm initially suggested Mr. Augusti as a candidate to the governance and nominating committee.

In addition to the directors identified below, Archibald Cox, Jr. served as a director of our company from 1996 until his resignation on September 18, 2009.

Each nominee has indicated a willingness to serve as a director for the ensuing year, but in case any nominee is not a candidate at the meeting for any reason, the proxies named in our form of proxy may vote for a substitute nominee in their discretion. The following table sets forth certain information regarding each director nominee:

Name	Age	Position	Director Since
Jeffrey W. Green	69	Chairman of the Board of Directors and Director	1965
Wayne M. Fortun	60	President, Chief Executive Officer and Director	1983
W. Thomas Brunberg	69	Director	1975
Gary D. Henley	60	Director	2008
Russell Huffer	60	Lead Director	1999
William T. Monahan	62	Director	2000
Richard B. Solum	65	Director	1999
Thomas R. VerHage	57	Director	2006
Mark A. Augusti	44	Director Nominee	—

Jeffrey W. Green co-founded our company. He has been Chairman of our board of directors since January 1983, and served as our Chief Executive Officer from January 1983 to May 1996.

Wayne M. Fortun has been with our company since 1975, was elected President and Chief Operating Officer in 1983 and Chief Executive Officer in May 1996, and is now President and Chief Executive Officer. He is also a director of G&K Services, Inc. and C.H. Robinson Worldwide, Inc.

W. Thomas Brunberg is a certified public accountant and was Chairman of the Minneapolis accounting firm of Brunberg Blatt & Company, Inc. from March 1991 to October 2005. He was Chief Executive Officer and President of Brunberg Blatt & Company from March 1991 through June 2004.

Gary D. Henley is President and Chief Executive Officer and a director of Wright Medical Group, Inc., a global orthopedic medical device company, a position he has held since April 2006. Prior to joining Wright

Medical Group, Inc., Mr. Henley was an executive with Orthofix International N.V., a diversified orthopedic products company, from 1997 to 2006, most recently serving as President of its Americas Division from 2002 to 2006.

Russell Huffer has been Chairman of Apogee Enterprises, Inc., a manufacturer of glass products, services and systems, since June 1999. He has been President, Chief Executive Officer and a director of Apogee since January 1998, and has served in various senior management positions with Apogee or its subsidiaries since 1986. On October 9, 2009, Mr. Huffer was appointed to serve as lead director of our board of directors.

William T. Monahan has served as President of Business Forensics, a proprietary consulting firm, since June 2004. Prior to that time, he was Chairman of the Board, President, Chief Executive Officer and a director of Imation Corp., a developer, manufacturer and marketer of data storage and imaging products and services, from March 1996 to June 2004. He is also a director of Pentair, Inc., The Mosaic Company and Solutia Inc.

Richard B. Solum retired as a partner of the law firm of Dorsey & Whitney LLP in January 2005 after joining the firm as a partner in July 1998. He was a judge of the Hennepin County District Court from January 1992 through June 1998. He previously served as a director of our company from 1977 until January 1992.

Thomas R. VerHage has been Vice President and Chief Financial Officer of Donaldson Company, Inc., a worldwide provider of filtration systems and replacement parts, since March 2004. Prior to that time, he was a partner at Deloitte & Touche LLP, an independent registered public accounting firm, from 2002 to 2004, and a partner at Arthur Andersen LLP from 1987 to 2002.

Mark A. Augusti has been an executive with Smith & Nephew, a global healthcare company focused on orthopedic products and services, since April 2003. He has served as President of the Biologics and Spine business unit since January 2008, was President of the Orthopedic Trauma and Clinical Therapies business unit from February 2006 to January 2008, was Senior Vice President and General Manager of the Trauma Division from April 2005 to February 2006, and was Vice President of Global Trauma Marketing from April 2003 to April 2005. Before joining Smith & Nephew, Mr. Augusti served as Vice President at JPMorgan Chase & Co. from 2000 to 2003 and held various positions with GE Medical Systems from 1987 to 2000.

None of the above nominees is related to each other or to any of our executive officers.

Board of Directors Meetings and Attendance

Our board of directors held 10 meetings during our fiscal year that ended September 27, 2009. Each director attended at least 89% of the meetings of our board of directors and committees on which he served during fiscal 2009.

Committees of Our Board of Directors

The following table summarizes the composition of each of the committees of our board of directors:

	Audit Committee	Compensation Committee	Governance and Nominating Committee	Competitive Excellence Committee
Independent Directors:
W. Thomas Brunberg	Chair	—	—	—
Gary D. Henley	—	Member	—	Member
Russell Huffer	Member	—	—	Member
William T. Monahan	—	Chair	Member	—
Richard B. Solum	—	—	Chair	—
Thomas R. VerHage	Member	—	Member	—
Inside Directors:
Jeffrey W. Green, Chairman	—	—	—	Chair
Wayne M. Fortun, President & CEO	—	—	—	—

Audit Committee

Our board of directors has determined that all members of our audit committee are “independent” as that term is used in Section 10A(m) of the Securities Exchange Act of 1934 and as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules. Our audit committee held eight meetings in fiscal 2009. Our audit committee’s function is one of oversight and, in that regard, our audit committee meets with our management and internal auditor, and our independent registered public accounting firm, to review and discuss our financial reporting and our controls respecting accounting and risk of material loss. The responsibilities of our audit committee are set forth in the Audit Committee Charter, which is regularly reviewed in light of SEC regulations and NASDAQ Stock Market Rules and is available on our website at www.htch.com.

Our audit committee received information from management and pre-approved all auditing services and non-audit services provided by our independent registered public accounting firm, and considered, prior to engagement, whether the provision of the non-audit services was compatible with maintaining the independent registered public accounting firm’s independence. Our board of directors has determined that Mr. Brunberg is an “audit committee financial expert” as defined by SEC regulations.

Compensation Committee

Our board of directors has determined that all members of our compensation committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules, “non-employee directors” as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, and “outside directors” as that term is used in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Our compensation committee held five meetings in fiscal 2009. As described more fully in the following paragraphs, our compensation committee is responsible for (i) reviewing and approving a program regarding all forms of compensation for executive officers, (ii) reviewing and approving policies and processes for carrying out executive officer evaluations and compensation reviews, (iii) approving the grant of equity-based incentive awards to each of our executive officers and directors, and (iv) reviewing and recommending for approval by the board of directors or our independent directors, as appropriate, compensation actions involving our executive officers and our non-employee directors. The responsibilities of our compensation committee are set forth in the Compensation Committee Charter, which is regularly reviewed in light of SEC regulations and NASDAQ Stock Market Rules and is available on our website at www.htch.com.

At the beginning of each fiscal year, our compensation committee reviews and recommends to our board of directors certain compensation actions involving our executive officers, other than the chief executive officer, including any merit increases to base salary, the payout of annual incentive awards for the prior fiscal year’s performance and performance targets for the annual incentive plan for the current fiscal year, and approves the grant of stock option awards to all of our executive officers. The compensation committee bases these determinations on its review of competitive market data from nationally recognized compensation surveys, financial and operational performance data for the prior fiscal year, projections for the current fiscal year, and the recommendations of our chief executive officer with respect to compensation actions involving executive officers other than himself. Determinations regarding the compensation of our chief executive officer are made by the compensation committee in executive session without the chief executive officer present and are based on the committee’s evaluation of the chief executive officer’s performance for the prior fiscal year, considering feedback from each of the chief executive officer’s direct reports and all members of the board of directors. The compensation committee’s recommendations on base salary, annual cash incentive payout for the prior fiscal year’s performance and performance targets for the current fiscal year’s annual cash incentive plan for the chief executive officer and the chairman of the board are presented to the independent directors for approval, and the compensation committee’s recommendations for the remaining executive officers are presented to the full board for approval. Our human resources department provides the compensation committee with regular updates at its scheduled meetings and various tools and resources to keep the committee informed about current trends in executive compensation and market information on pay philosophies, compensation elements separately and in total, and incentive mix.

Our compensation committee also reviews compensation provided to our non-employee directors and, at the beginning of each fiscal year, recommends to our independent directors any changes the committee considers appropriate in the amount or form of such compensation. The compensation committee bases these determinations primarily on its review of competitive market data from nationally recognized compensation surveys.

Our compensation committee is authorized to retain outside compensation consultants at such times and for such purposes as the committee deems appropriate, but has not routinely retained an outside consultant, including during fiscal 2009.

The compensation committee delegates to the chief executive officer authority to approve stock option awards involving up to an aggregate of 20,000 shares per year to employees who are not executive officers of the company. No delegation of the compensation committee’s authority is permitted with regard to compensation actions involving executive officers or non-employee directors of our company.

Governance and Nominating Committee

All members of our governance and nominating committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules. Our governance and nominating committee held three meetings in fiscal 2009. Our governance and nominating committee assists our board of directors in developing and implementing our Principles of Corporate Governance, identifying candidates for director positions, determining the composition of our board of directors and our board committees, and maintaining a high standard of governance, care and due diligence in carrying out its responsibilities. The responsibilities of our governance and nominating committee are set forth in the Governance and Nominating Committee Charter, which is regularly reviewed in light of SEC regulations and NASDAQ Stock Market Rules and is available on our website at www.htch.com.

Competitive Excellence Committee

Our competitive excellence committee held three meetings in fiscal 2009. Our competitive excellence committee assesses the value to our customers of our products and services in each of our target markets. The committee bases its assessment on our competitive standing in those competencies that are central to sustaining better value in a target market. The committee evaluates management’s identification of areas that afford opportunities for increasing our competitive standing, management’s effectiveness in achieving the increases and management’s effectiveness in increasing the value proposition of our products and services in our markets. The responsibilities of our competitive excellence committee are set forth in the Competitive Excellence Committee Charter, which is available on our website at www.htch.com.

Director Independence

Our board of directors has determined that Messrs. Brunberg, Henley, Huffer, Monahan, Solum and VerHage are, and that Mr. Cox was, “independent,” as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules, and that Mr. Augusti, if elected, will be “independent” under that definition as well.

Director Compensation

Directors who are employees receive no additional compensation for serving on our board of directors. The following table describes the compensation arrangements with our non-employee directors for the one-year period between our annual shareholder meetings in 2009 and 2010.

Compensation Element	Amount Payable
Annual cash retainers
• Board member	$31,588(1)
• Audit committee member (other than the chair)	$5,000
• Audit committee chair	$10,000
• Compensation committee and governance and nominating committee chairs	$5,000
Meeting fee(2)	$1,250
Stock option award(3)	5,000 shares
Shares in lieu of cash retainer	Unrestricted shares equal in value to 100% of cash retainer elected to be paid in equity.

(1)

The annual cash retainer for board members for the one-year period between our annual shareholder meetings in 2008 and 2009 was initially set at $35,000 and was reduced by 5% to an annual amount of $33,250 beginning with the semi-annual payment made in August 2008 and was reduced another 5% to an annual amount of $31,588 beginning with the semi-annual payment made in February 2009. The annual cash retainer for board members for the one-year period between our annual shareholder meetings in 2010 and 2011 has been set at $33,295.

(2)

We pay a meeting fee for each board of directors and committee meeting attended by a non-employee director in person or by telephone. We also reimburse directors for travel and lodging expenses incurred in connection with their attendance at board of directors and committee meetings and shareholder meetings, and for traveling to visit company operations.

(3)	We provide a stock option award to each non-employee director on the date he is first elected and each date he is re-elected to our board of directors.

The following table summarizes compensation provided to each non-employee director for services provided during fiscal 2009.

Director Compensation for Fiscal 2009

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	Total ($)
W. Thomas Brunberg	69,088	46,191	115,279
Archibald Cox, Jr.	55,338	(11,663)	43,675
Gary D. Henley	51,588	15,792	67,380
Russell Huffer	62,838	46,191	109,029
William T. Monahan	51,588	46,191	97,779
Richard B. Solum	55,338	46,191	101,529
Thomas R. VerHage	62,838	46,191	109,029

(1)

For fiscal 2009, each non-employee director could elect to receive some or all of the retainer payments to which he was entitled in the form of shares of our common stock, with the number of shares determined by dividing the amount of the retainer payment to be received in shares by the fair market value of a share of our common stock on the date the cash retainer payment would have been made. The following directors made such elections and received the number of shares indicated during fiscal 2009:

Name	Shares Received (#)	Cash Retainer Foregone ($)
Archibald Cox, Jr.	9,907	36,588
Gary D. Henley	3,421	12,635
Russell Huffer	4,952	18,294
Thomas R. VerHage	8,554	31,588

(2)

The amounts shown in the “Option Awards” column represent the dollar amount of compensation expense recognized for financial statement reporting purposes during fiscal 2009 in connection with all outstanding awards of stock options (including those made prior to fiscal 2009) to each non-employee director. During fiscal 2009, each non-employee director received a non-qualified stock option award of 5,000 shares with an exercise price of $3.32 per share on January 28, 2009, the date of our 2009 Annual Meeting of Shareholders. The grant date fair value of each such award computed using the Black-Scholes option pricing model was $11,502. The assumptions used in calculating the compensation expense and the grant date fair values are set forth in note 2 to the Summary Compensation Table on page 25 of this proxy statement.

During fiscal 2009, two non-qualified stock option awards of 3,000 shares each, one held by each of Mr. Huffer and Mr. Solum, expired. The aggregate number of exercisable and non-exercisable option shares held by each non-employee director as of September 27, 2009 was as follows:

Name	Number of Shares Underlying Exercisable Options at 9/27/09	Number of Shares Underlying Unexercisable Options at 9/27/09
W. Thomas Brunberg	20,500	12,500
Archibald Cox, Jr.	20,500	—
Gary D. Henley	—	10,000
Russell Huffer	11,500	12,500
William T. Monahan	23,500	12,500
Richard B. Solum	11,500	12,500
Thomas R. VerHage	5,500	12,500

Upon his resignation from the board on September 18, 2009, Mr. Cox forfeited previously awarded stock options to the extent they were not yet vested and exercisable. The forfeiture of his unvested option awards resulted in a reversal of $55,301 in compensation expense previously recognized during fiscal 2009, 2008 and 2007 with respect to these awards.

In addition, the aggregate number of shares of restricted stock held by each non-employee director as of September 27, 2009 was as follows:

Name	Number of Shares of Restricted Stock at 9/27/09
W. Thomas Brunberg	6,994
Archibald Cox, Jr.	—
Gary D. Henley	—
Russell Huffer	7,636
William T. Monahan	6,977
Richard B. Solum	7,563
Thomas R. VerHage	870

Mr. Cox held 7,636 shares of restricted stock when he resigned from the board on September 18, 2009. Upon his resignation, the restrictions on those shares lapsed.

Stock Option Grants

We grant each non-employee director a non-qualified stock option award under our 1996 Incentive Plan, as amended and restated on October 10, 2008 (the “Incentive Plan”), on the date he or she is first elected to our board of directors and annually thereafter on the date of each annual meeting of shareholders at which he or she is re-elected. Each option provides the right to purchase 5,000 shares of our common stock at an exercise price equal to the fair market value per share of the common stock on the day the option was granted. Each option becomes exercisable as to 50% of the shares subject to the option on each of the second and third anniversaries of the date of grant. Exercisability of an option will be accelerated if a director dies or becomes disabled or upon a change in control of our company. The normal term of a stock option is 10 years from the date of grant. If a director’s service on our board of directors ends prior to that time, an option will remain exercisable for three months, unless the director’s service ended due to death or disability or after at least five years of service as a director, in which case an option will remain exercisable for three years after service ends (but not beyond the end of its original 10-year term). If a director has reached age 65 and has completed at least five years of service when his or her service as a director ends, the options will remain exercisable until the end of their originally scheduled term. Our compensation committee retains discretion to accelerate the exercisability of any option, and to cancel any option in connection with certain mergers, sales of corporate assets or statutory share exchanges, or any dissolution or liquidation involving our company (see “Potential Payments Upon Termination or Change in Control” on page 29 of this proxy statement for more information).

Required Vote

Election to our board of directors of each of the nine nominees named above requires a plurality of the voting power of the outstanding shares of our common stock present and entitled to vote on the election of directors.

Our board of directors recommends that the shareholders vote for the election of each of the nine nominees listed above to constitute our board of directors.

CORPORATE GOVERNANCE

Principles of Corporate Governance

Our board of directors has adopted Principles of Corporate Governance, available on our website at www.htch.com, to assist in the performance of its responsibilities. In addition to corporate governance policies and practices discussed elsewhere in this proxy statement, our Principles of Corporate Governance and related board of directors and board committee actions provide that:

•	All Directors Elected Annually. Our entire board of directors will stand for election at each annual shareholder meeting.

•	Executive Sessions of Independent Directors. Regularly scheduled board of directors meetings will include executive sessions of the independent directors without management present.

•

Lead Director.    If the chairman of our board of directors is our company’s chief executive officer or is not an independent director, the independent directors will select from among themselves a lead director.

•	Evaluating Board and Committee Performance. Annual evaluations of the performance of the board of directors, each of its committees and the individual members of each will be conducted.

•	Share Ownership by Directors. Non-employee directors are expected to accumulate and hold common stock of our company whose value is at least five times the amount of the annual board retainer.

•

Limitations on Other Board Memberships.    None of our non-employee directors should serve on the board of directors of more than five other public companies, our chief executive officer should not serve on the board of more than two other public companies, and no member of our audit committee should serve on the audit committee of more than two other public companies.

•

Change in Status.    Any independent director whose affiliation or position of principal employment changes materially will offer his or her resignation as a director, and any inside director will offer his or her resignation as a director upon termination of service as an employee of our company.

•	Access to Outside Advisors. Our board of directors and each of its committees may retain independent outside financial, legal or other advisors or consultants as they deem necessary or advisable.

•	Succession Planning. Our board of directors will regularly review succession planning involving the chief executive officer and other senior management positions.

•

Director Orientation and Continuing Education.    Each new director will participate in an orientation program, which will include briefings by senior management on the company’s strategic plans, structure, significant operations, and accounting, financial and risk management issues. In addition, our company will provide all directors with continuing education relevant to their duties as directors.

•

Code of Ethics and Conduct.    Our board of directors has adopted a Code of Ethics and Conduct applicable to all of our officers, directors and employees, which also serves as our company’s Code of Ethics for Senior Financial Management. A copy of this Code can be found as Appendix 2 to our Principles of Corporate Governance, which is available on our website at www.htch.com.

Director Qualifications

Candidates for director nominees are reviewed in the context of the current composition of our board of directors, our operating requirements and the long-term interests of our shareholders. Our governance and nominating committee will consider, at a minimum, the following factors in recommending to our board of directors potential new members, or the continued service of existing members, in addition to other factors it deems appropriate based on the current needs and desires of our board of directors:

•	demonstrated character and integrity, an inquiring mind, experience at a strategy/policy-setting level, sufficient time to devote to our affairs and high-level managerial experience;

•

whether the member/potential member is subject to a disqualifying factor, such as relationships with our competitors, customers, suppliers, contractors, counselors or consultants, or recent previous employment with us;

•	the member’s/potential member’s independence;

•

whether the member/potential member assists in achieving a mix of members that represents a diversity of background and experience, including with respect to age, gender, international background, race and specialized experience;

•	whether the member/potential member, by virtue of particular experience, technical expertise or specialized skills, will add specific value as a member;

•	any factors related to the ability and willingness of a new member to serve, or an existing member to continue his or her service;

•	experience in one or more fields of business, professional, governmental, communal, scientific or educational endeavor; and

•	whether the member/potential member has a general appreciation regarding major issues facing public companies of a size and scope similar to ours.

Director Nomination Process

Our governance and nominating committee selects nominees for directors pursuant to the following process:

•

the identification of director candidates by our governance and nominating committee based upon suggestions from current directors and senior management, recommendations by shareholders and/or use of a director search firm;

•	a review of the candidates’ qualifications by our governance and nominating committee to determine which candidates best meet our board of directors’ required and desired criteria;

•	interviews of interested candidates among those who best meet these criteria by the entire governance and nominating committee;

•	a report to our board of directors by our governance and nominating committee on the selection process; and

•

formal nomination by our governance and nominating committee for inclusion in the slate of directors for the annual meeting of shareholders or election by our board of directors to fill a vacancy or a newly created board position during the intervals between shareholder meetings.

Our governance and nominating committee will reassess the qualifications of a director, including the director’s past contributions to our board of directors and the director’s attendance and contributions at board of directors and board committee meetings, prior to recommending a director for re-election to another term.

Our governance and nominating committee will consider director candidates recommended by shareholders. Shareholders who wish to recommend individuals for consideration by our governance and nominating committee to become nominees for election to our board of directors may do so by submitting a written recommendation to our Governance and Nominating Committee, c/o Chief Financial Officer, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350. Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history and any past and current board memberships. The submission also must include certain information regarding the shareholder making the submission, including a description of all securities or contracts with a value derived in whole or in part from the value of any shares of our company’s common stock held by the shareholder or to which the shareholder is a party and a description of any material relationships between the shareholder and the recommended individual. The submission must be accompanied by a written consent of the individual to stand for election if nominated by our governance and nominating committee and to serve if elected by our board of directors or our shareholders, as applicable. Alternatively, shareholders may directly nominate a person for election to our board of directors by complying with the procedures set forth in our bylaws, any applicable rules and regulations of the SEC and any applicable laws.

Attendance at Annual Meeting

Our board of directors encourages each of its members to attend all annual meetings of shareholders that occur during a member’s service on our board of directors. All of the current members of our board of directors attended the 2009 annual meeting of shareholders.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee has ever been an officer or employee of our company or of any of our subsidiaries or affiliates, or has had any relationship with our company requiring disclosure in our proxy statement other than service as a director. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our board of directors or on our compensation committee.

Communication with Our Board of Directors

You may contact our board of directors or any member of our board of directors by mail addressed to the attention of our board of directors or the specific director identified by name or title, at Hutchinson Technology Incorporated, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350. All communications will be submitted to our board of directors or the specified board member on a periodic basis.

Related Person Transactions

Our audit committee is to approve any related person transaction in which our company is a participant before commencement of the transaction. However, if a related person transaction is identified after it commences, it will be brought to the audit committee for review and possible ratification. The audit committee will approve or ratify a transaction only if it determines that the transaction is beneficial to our company and that the terms of the transaction are fair to our company.

For these purposes, a “related person” includes our directors, nominees for director, executive officers, any holder of more than 5% of our common stock, and any immediate family member of any of the foregoing persons. A “related person transaction” means any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which our company is a participant and in which a related person has a direct or indirect interest, other than the following:

•	payment of compensation by us to a related person for service as a director or executive officer;

•	transactions available to all employees or all shareholders on the same terms; and

•	transactions that, when aggregated with the amount of all other transactions between the related person and us, involve less than $120,000 in a fiscal year.

In determining whether to approve a related person transaction, our audit committee will analyze factors such as whether the transaction is material to our company, the role the related person has played in arranging the transaction, the structure of the transaction and the interests of all related persons in the transaction.

Our audit committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person following certain procedures designated by the audit committee. With regard to any transaction for which ratification is sought, the audit committee may require amendment or termination of the transaction.

Barclays Global Investors, N.A. (“Barclays Global”) provides asset management services in connection with our 401(k) plan and was paid $132,504 for such services in fiscal 2009. Together with certain of its affiliates, Barclays Global has reported that it has been the beneficial owner of more than 5% of our voting securities, as indicated on page 15. Our audit committee has approved this transaction, having determined that it is beneficial to our company and the 401(k) plan and that its terms are fair to our company and the 401(k) plan.

PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates, known collectively as Deloitte & Touche, have been our independent registered public accounting firm since June 13, 2002. Our audit committee has selected Deloitte & Touche to serve as our independent registered public accounting firm for the fiscal year ending September 26, 2010, subject to ratification by our shareholders. While it is not required to do so, our audit committee is submitting the selection of that firm for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, our audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending September 26, 2010.

A representative of Deloitte & Touche will be present at the annual meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.

Fees

The following table presents the aggregate fees paid or accrued by us for professional services provided by Deloitte & Touche for fiscal 2009 and 2008.

Description of Fees	Fiscal 2009 Amount	Fiscal 2008 Amount
Audit Fees	$679,000	$709,002
Audit-Related Fees	15,000	35,073

Total Audit and Audit-Related Fees	694,000	744,075
Tax Fees:
Tax Compliance Fees	125,000	645,272
Tax Consultation and Advice Fees	30,000	102,306

Total Tax Fees	155,000	747,578
All Other Fees	—	—

Total	$849,000	$1,491,653

Audit Fees

The audit fees set forth above consist of fees paid or accrued by us for professional services provided by Deloitte & Touche for audit services during each fiscal year in connection with the audit of our annual financial statements, reviews of our interim financial statements, audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory audits and/or filings, or consultations on financial accounting and reporting matters arising during the course of the audit, and audit of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

The audit-related fees set forth above consist of fees paid or accrued by us for professional services provided by Deloitte & Touche for services related to other SEC required correspondence and filings and consultation on financial accounting standards.

Tax Fees

The tax fees set forth above consist of fees paid or accrued by us for professional services provided by Deloitte & Touche for tax compliance, consisting of preparation of tax returns and completion of a research and development tax credit study, and tax consultation and tax advice, consisting primarily of international tax planning.

All Other Fees

Deloitte & Touche did not provide us any other products or services during fiscal 2009 or 2008.

Approval of Independent Registered Public Accounting Firm Services and Fees

The Audit Committee Charter requires that our audit committee approve the retention of our independent registered public accounting firm for any audit and non-audit service and consider whether the provision of any non-audit services by our independent registered public accounting firm is compatible with maintaining our independent registered public accounting firm’s independence, prior to engagement for these services. Our audit committee actively monitors the relationship between audit and non-audit services provided. In fiscal 2009 and 2008, all of the services listed under the headings Audit-Related Fees and Tax Fees were pre-approved by our audit committee.

Our board of directors recommends that the shareholders vote for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 26, 2010.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth, as of December 2, 2009, the ownership of common stock by each shareholder who we know to own beneficially more than 5% of our outstanding common stock, each director and director nominee, each executive officer named in the Summary Compensation Table, and all executive officers and directors as a group. At December 2, 2009, there were 23,358,524 shares of common stock issued and outstanding, each of which is entitled to one vote.

Name of Beneficial Owner or Identity of Group	Amount and Nature of Beneficial Ownership (1)		Percentage of Outstanding Shares (2)
Directors, director nominee and executive officers:
Jeffrey W. Green	157,281	(3)	*
Wayne M. Fortun	705,803	(4)	3.0%
W. Thomas Brunberg	35,957	(5)	*
Gary D. Henley	4,030		*
Russell Huffer	31,205	(6)	*
William T. Monahan	63,724	(7)	*
Richard B. Solum	39,063	(8)	*
Thomas R. VerHage	43,424	(9)	*
Mark A. Augusti	—		*
John A. Ingleman	189,878	(10)	*
Richard J. Penn	150,668	(11)	*
R. Scott Schaefer	156,300	(12)	*
Kathleen S. Skarvan	70,616	(13)	*
Executive officers and directors as a group (13 persons)	1,673,314	(14)	6.9%

Other beneficial owners:
Van Den Berg Management	2,543,326	(15)	10.9%
805 Las Cimas Parkway, Suite 430 Austin, Texas 78746
Dimensional Fund Advisors LP	1,984,594	(16)	8.5%
1299 Ocean Avenue, 11th Floor Santa Monica, California 90401
Barclays Global Investors, N.A. Barclays Global Fund Advisors Barclays Global Investors, Ltd	1,852,984	(17)	7.9%
400 Howard Street San Francisco, California 94105
Capital World Investors	1,836,040	(18)	7.9%
333 South Hope Street Los Angeles, California 90071
Renaissance Technologies LLC James H. Simons	1,641,000	(19)	7.0%
800 Third Avenue New York, New York 10022

*	Less than 1%.

(1)

Unless otherwise indicated in the footnotes to this table, (a) the listed beneficial owner has sole voting power and investment power with respect to the number of shares shown, and (b) no director or executive officer has pledged as security any shares shown as beneficially owned. Includes shares subject to options that are currently exercisable or exercisable within 60 days of December 2, 2009. Excludes fractional shares held by any listed beneficial owner.

(2)

For purposes of computing percentage ownership of each listed beneficial owner, shares subject to options held by that person that are currently exercisable or exercisable within 60 days of December 2, 2009 are deemed to be outstanding and beneficially owned by that person. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)	Of these shares, Mr. Green holds 660 in joint tenancy with his wife, and 183 shares are held by a limited partnership of which Mr. Green is a limited partner.

(4)	Of these shares, Mr. Fortun holds 177,038 in joint tenancy with his wife. Includes 382,500 shares covered by options granted to Mr. Fortun.

(5)

Of these shares, 1,150 are held in trusts, 1,050 are held in an IRA for Mr. Brunberg and 300 are held in an IRA for Mr. Brunberg’s wife. Includes 25,500 shares covered by options granted to Mr. Brunberg.

(6)	Includes 16,500 shares covered by options granted to Mr. Huffer.

(7)	Includes 28,500 shares covered by options granted to Mr. Monahan.

(8)	Includes 16,500 shares covered by options granted to Mr. Solum.

(9)	Of these shares, Mr. VerHage holds 23,500 in joint tenancy with his wife. Includes 10,500 shares covered by options granted to Mr. VerHage.

(10)

Of these shares, Mr. Ingleman holds 71,700 in joint tenancy with his wife. Includes 100 shares held by the estate of Mr. Ingleman’s late mother over which Mr. Ingleman has sole voting and investment power. Includes 109,300 shares covered by options granted to Mr. Ingleman.

(11)	Includes 123,210 shares covered by options granted to Mr. Penn.

(12)	Includes 109,800 shares covered by options granted to Mr. Schaefer.

(13)	Includes 64,590 shares covered by options granted to Ms. Skarvan.

(14)	Includes 912,985 shares covered by options granted to our executive officers and directors.

(15)

The number of shares indicated is based on information reported to the SEC in an amended Schedule 13G filed by Van Den Berg Management on January 15, 2009, and reflects beneficial ownership as of December 31, 2008. Van Den Berg Management has shared voting and investment power with respect to 2,533,976 shares.

(16)

The number of shares indicated is based on information reported to the SEC in an amended Schedule 13G filed by Dimensional Fund Advisors LP on February 9, 2009, and reflects beneficial ownership as of December 31, 2008. Dimensional Fund Advisors LP has sole voting and investment power with respect to the shares held by its clients and disclaims beneficial ownership of all reported shares.

(17)

The number of shares indicated is based on information reported to the SEC in a joint Schedule 13G filed on February 5, 2009, by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG, and reflects beneficial ownership as of December 31, 2008. Barclays Global Investors, N.A., has sole voting power with respect to 577,669 shares and sole investment power with respect to 766,241 shares. Barclays Global Fund Advisors has sole voting power with respect to 806,790 shares and sole investment power with respect to 1,070,812 shares. Barclays Global Investors, Ltd, has sole voting power with respect to 1,395 shares and sole investment power with respect to 15,931 shares.

(18)

The number of shares indicated is based on information reported to the SEC in a Schedule 13G filed by Capital World Investors on February 13, 2009, and reflects beneficial ownership as of December 31, 2008. In its capacity as an investment advisor, Capital World Investors has sole voting and investment power with respect to the shares held by its clients and disclaims beneficial ownership of all reported shares. One of its clients, SMALLCAP World Fund, Inc., holds more than 5% of our outstanding common stock.

(19)

The number of shares indicated is based on information reported to the SEC in an amended joint Schedule 13G filed by Renaissance Technologies LLC and James H. Simons on February 13, 2009, and reflects beneficial ownership as of December 31, 2008. In its capacity as an investment advisor, Renaissance Technologies LLC, and James H. Simons as its control person, has sole voting and investment power with respect to the shares held by its clients. One of its clients, RIEF Trading LLC, holds more than 5% of our outstanding common stock.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Named Executive Officers

This Compensation Discussion and Analysis provides information about the fiscal 2009 compensation program for our named executive officers, who are:

•	Wayne M. Fortun, President and Chief Executive Officer,

•	John A. Ingleman, Senior Vice President and Chief Financial Officer,

•	Richard J. Penn, Senior Vice President and President of the BioMeasurement Division,

•	R. Scott Schaefer, Vice President and Chief Technical Officer, and

•	Kathleen S. Skarvan, Vice President and President of the Disk Drive Components Division.

Overview

In fiscal 2009, our company faced unprecedented economic conditions and market challenges. In response, we took actions to restructure our business and reduce our costs. We also experienced a significant decline in our stock price during the course of the year. These developments significantly affected the fiscal 2009 compensation of our executive officers, and led the compensation committee to take a number of actions during the year that affected the executive compensation program.

•	The compensation committee reduced the base salaries of all executive officers by 5% in January 2009, after having previously reduced base salaries for executive officers by 5% during fiscal 2008.

•	As was the case in fiscal 2008, there was no payout to executive officers under the 2009 annual cash incentive plan because we did not achieve positive earnings before taxes for fiscal 2009.

•

The compensation committee increased the number of shares subject to annual stock option awards (although the grant date value of such awards decreased from the previous year) because of the reduced performance and retention incentives provided by existing option awards. For example, over 83% of stock options held by our named executive officers have an exercise price that is substantially greater than our 2009 fiscal year-end share price of $7.05.

•

The compensation committee decided to enhance the benefits available to executive officers and other key employees under the company’s severance pay plan to improve its alignment with market practices and to aid in retaining key employees as the company responds to challenging business and economic conditions.

Compensation Philosophy

The intent of our executive compensation program is to attract, motivate and retain talented executives, and to reward our company’s executives for achieving the financial and strategic goals essential to our company’s long-term success. The key principle we follow in evaluating our overall program is that the total compensation an executive receives must be highly aligned with the value created for our shareholders.

Our executive compensation program is designed to:

•	assure our total compensation program is competitive with the compensation practices of comparable companies in the technology and life sciences industries;

•	provide an annual cash incentive opportunity that rewards executives’ achievement of financial and strategic business goals;

•	align the financial interests of our executives with those of our shareholders by delivering a significant portion of their compensation in the form of a long-term equity-based incentive; and

•	avoid encouraging unnecessary or excessive risk taking.

Compensation Elements

Total direct compensation for executives consists of three primary components: (a) base salary; (b) annual cash incentive; and (c) long-term equity incentive. In general, it is our practice to provide a significant portion of each executive officer’s total compensation opportunity in the form of an annual cash incentive opportunity and longer-term compensation in the form of option grants. An increasing emphasis is placed on the variable portion of the total compensation opportunity as the level of responsibility of the executive officer’s position increases.

Base Salary — Our base salary component is designed to recognize an executive’s knowledge, skills, abilities and on-going performance. We target base salary for all executives to be at a level consistent with our assessment of their value relative to their peers in the labor market, while also taking into account our need to reduce costs in response to challenging business conditions.

Annual Cash Incentive — Our annual cash incentive plan is designed to place a substantial portion of an executive’s annual cash compensation at risk based on achievement of financial and strategic goals. The annual incentive target amounts are set to be reflective of the market information for each executive position and, as the level of responsibility increases, represent a larger portion of an executive’s total cash compensation opportunity.

Long-Term Equity Incentive — Our long-term incentive program uses stock options because they deliver value to the employee only if our shareholders have realized appreciation in the value of their shares held over the same period. Our stock options are granted at fair market value.

In addition to these elements of total direct compensation, our executive compensation program includes severance arrangements for senior executives, a limited number of perquisites (a monthly car allowance, financial planning/tax preparation assistance and an annual physical examination) and participation in the same health, welfare and 401(k) retirement programs that are made available to our employees generally.

Market Competitiveness Review

We use the Radford Executive and Global Life Sciences Surveys as our primary sources of market information about executive compensation practices because they reflect compensation practices in the technology and life sciences industries. We also include the Watson Wyatt Report on Top Management Compensation in our annual market review to add a perspective of the broader manufacturing labor market. In utilizing these surveys, we focus primarily on the compensation practices of those organizations considered most comparable to our company in terms of annual revenue, number of employees and/or location. The compensation data derived from these surveys is used to inform the compensation committee’s decisions. This includes decisions on base salary, annual cash incentive, long-term equity incentive and allocation between these three forms of total direct compensation, as well as decisions regarding severance arrangements. The compensation committee does not establish specific compensation parameters for each position based on the survey data.

Management Involvement in Compensation Process

Management’s involvement in the executive compensation process includes an analysis and presentation to the compensation committee of market data for each executive officer position. Management also presents the compensation history for each executive officer, recommendations for performance measures to be used in the annual cash incentive plan, and recommendations from the chief executive officer as to appropriate levels of compensation for each executive officer other than himself. The chief executive officer provides an assessment of the performance of all executive officers, their capabilities relative to their current positions, and their future potential in order to give the compensation committee a basis for his compensation recommendations. For the chief executive officer, the compensation committee reviews performance feedback from each of the chief executive officer’s direct reports and all members of the board of directors to determine the recommended level of compensation. The compensation committee reviews all the executive officer total compensation packages to assure that they are appropriate as a whole and are equitable relative to each other. All long-term equity grants are approved by the compensation committee. The compensation committee’s recommendations on base salary and annual cash incentive for the chief executive officer and the chairman of the board are presented to the independent directors for approval. The compensation committee’s recommendations for the remaining executive officers are presented to the full board for approval.

Use of Consultants

Our compensation committee has not historically used outside compensation consultants, but has the authority to do so at any time. Instead, the compensation committee has chosen to use a variety of tools and resources to assure that they are well informed on current issues related to executive compensation. They believe an in-depth understanding of executive compensation leads them to make decisions in the best interests of our shareholders. The compensation committee is presented with regular updates at their scheduled meetings to keep them informed on current trends in executive compensation.

Assessment of Risk

The compensation program for our executive officers is designed to avoid providing incentives for excessive or unnecessary risk taking. The base salary component of our compensation program does not encourage risk taking because it is a fixed amount. Our annual and long-term incentive awards include the following risk-limiting characteristics:

•	annual incentive awards to executive officers are subject to a fixed maximum payout ranging between 100% and 200% of the officer’s base salary;

•	annual incentive awards are subject to a variety of indicators of company-wide and business unit performance, thereby diversifying the risk associated with any single performance indicator;

•

the degree of difficulty in annual cash incentive plan goals established by the compensation committee and board is influenced by their consideration of factors such as the board of directors’ longer-term expectations for earnings growth;

•	the compensation committee and board must approve all incentive awards and payouts for executive officers, and retain the discretion to adjust awards or payouts if they believe circumstances warrant;

•	long-term equity incentive awards vest over multiple years to align the interests of executive officers with long-term shareholder interests; and

•	executive officers are subject to our executive stock ownership guidelines, described on page 23.

Base Salary

Annual base salaries are set by the compensation committee early in each fiscal year after giving consideration to both market data for comparable positions and an assessment of the executive officer’s value to the company relative to peers in the labor market. In making these assessments, the compensation committee (in setting the chief executive officer’s salary) and the chief executive officer (in making recommendations to the compensation committee for other executive officers) consider factors such as the responsibilities of the position, the individual’s experience, individual performance in areas such as leadership, strategic contributions and execution of responsibilities, and the company’s financial position and, in fiscal 2009, restructuring and cost reduction efforts.

As part of a company-wide program to restructure operations and reduce costs in response to reduced demand for our products due to the weakened global economic environment, the compensation committee did not increase the base salary of any executive officer during fiscal 2009, and reduced the base salary of each executive officer by 5% in May 2008 and again in January 2009. These actions resulted in the following annual base salaries for the named executives as of the dates indicated:

	Annual Base Salary As Of
Name	December 2007	May 2008	January 2009
Wayne M. Fortun	$625,000	$594,000	$564,300
John A. Ingleman	$320,000	$305,000	$289,750
Richard J. Penn	$385,000	$366,000	$347,700
R. Scott Schaefer	$325,000	$309,000	$293,550
Kathleen S. Skarvan	$310,000	$295,000	$280,250

Annual Cash Incentive

Annual cash incentive targets, expressed as a percentage of base salary, were established for each executive officer at the beginning of fiscal 2009. The annual incentive target for Mr. Fortun was set at 100% of his base salary, the annual incentive target for Mr. Penn was set at 60% of his base salary, and the annual incentive targets for the other named executive officers were set at 50% of their respective base salaries. These percentages were unchanged from the previous fiscal year. The annual incentive targets were set by the compensation committee giving consideration to the responsibilities of the position, market data and the intent to link a significant portion of each executive’s total compensation opportunity to the annual performance of the company. The potential annual cash incentive plan payout is capped at 200% of target for each participant in the plan.

In structuring the annual cash incentive plan for fiscal 2009, the compensation committee sought to utilize financial and other performance measures that would be related to both the near- and long-term success of the company and the value provided to our shareholders. The fiscal 2009 annual cash incentive plan included a corporate financial goal weighted at 50% of each executive officer’s total annual incentive compensation opportunity and divisional strategic goals that represented the remaining 50%. The compensation committee strives to assure that the level of difficulty of the corporate financial and divisional strategic goals is such that the goals drive continuous improvement in our company. For Messrs. Fortun, Ingleman and Schaefer, who provide corporate support to both of our operating divisions, the portion of the annual cash incentive opportunity based on the achievement of divisional strategic goals was divided equally between the strategic goals established for each of our two divisions. For Mr. Penn and Ms. Skarvan, that portion of the annual cash incentive opportunity was dependent on the strategic goals for the division to which the officer was assigned.

The compensation committee again selected earnings before taxes (“EBT”) as the measure to assess corporate financial performance for fiscal 2009. The EBT goals were established with consideration of both near- and long-term factors and were intended to create an incentive for achieving earnings above the EBT forecast while maintaining goals that were consistent with long-term EBT growth expectations. The near-term factors included market projections that reflected challenging industry and general economic conditions, our investments in new disk drive component manufacturing technology and in our BioMeasurement Division, and the resultant impact of these factors on our budget for the year. The threshold and target EBT performance levels shown in the table below were set based on these near-term factors at lower absolute levels than in previous years and with less spread between the two levels in order to provide incentive for and meaningful recognition of positive earnings performance. The maximum performance level shown in the table below was based entirely on long-term factors which included historical financial performance and the board of directors’ longer-term expectations for EBT growth. The following table sets forth the corporate EBT goals for fiscal 2009:

Performance Level	Fiscal 2009 EBT	Payout Level
Threshold	Breakeven	50%
Target	$15 million	100%
Maximum	$65 million	200%

Performance between these specified levels would result in a proportionate payout between the indicated payout levels. As in fiscal 2008, the compensation committee required that for fiscal 2009, total payouts under the annual cash incentive plan could not exceed 25% of corporate EBT for the fiscal year, and that at least $10 million in corporate EBT had to be achieved in order for our chief executive officer and chief financial officer to receive any cash incentive payout.

When establishing the divisional strategic goals, the compensation committee approved threshold, target and maximum goals for each performance measure. In so doing, the compensation committee sought to create threshold goals that were approximately 80-90% likely to be achieved, target goals that were approximately 50-60% likely to be achieved, and maximum goals that were approximately 10-20% likely to be achieved. The Disk Drive Components Division’s strategic goals for fiscal 2009 consisted of equally-weighted measures related to maintenance or growth in market position, development and deployment of new manufacturing technology, a quality improvement objective and improvements in manufacturing proficiency. These measures were selected for the annual cash incentive plan because they represented annual goals that not only were important to performance in fiscal 2009, but were also considered to be indicators of longer-term success of the Disk Drive Components Division. The BioMeasurement Division’s strategic goals for fiscal 2009 were related to the market penetration of our InSpectraTM StO2 product (30%) and achievement of an annual revenue goal (20%).

Although the compensation committee retains the authority to adjust performance goals to exclude the impact of charges, gains or other factors that the compensation committee believes are not representative of the underlying financial or operational performance of our company, no such adjustments were made for fiscal 2009.

Because the company did not achieve positive EBT in fiscal 2009, no annual cash incentive payouts were made to executive officers for fiscal 2009. The degree to which the annual incentive goals have been achieved for the five most recent fiscal years, expressed as a percentage of target payout, are shown in the table below:

Fiscal Year
2009	2008	2007	2006	2005
0%	0%	12.5%	25%	137%

Long-Term Equity Incentive

We use stock options with an exercise price equal to the fair market value of our common stock on the date of grant as our long-term equity incentive because they deliver value to the employee only if our shareholders realize appreciation in the value of their shares held over the same period.

Our annual option granting process begins with the compensation committee providing direction to management on the total number of shares available to grant for the year, considering current and projected overhang as well as comparative run rates determined by reference to practices within our industry and guidelines published by institutional investors and proxy advisory services. The pool of shares available for award in fiscal 2009 was set at approximately 3% of shares outstanding at the beginning of the fiscal year, representing an increase from the 2% level used in previous fiscal years. The compensation committee believed this increase was necessary because the significant decline in our stock price during fiscal 2008 and in fiscal 2009 prior to the award date had substantially reduced the performance and retention incentives provided by our existing option awards. At the same time, the compensation committee noted that the increased number of option shares to be awarded in fiscal 2009 remained at or below annual run rates typical for companies in the technology industry and within guidelines published by proxy advisory services, and that the grant date fair value of these awards was substantially less than the grant date fair value of option awards made in previous years.

Once the size of the available option pool is determined, management then develops recommended percentage allocations of the total shares available for the annual grant to each of four employee groups to assure that we are consistent with market practices for distributing our long-term equity incentives among our executive officers, director-level employees, middle managers and non-management key contributors. Recommended option grants to individuals within each group are based on an assessment of their value relative to their peers. The chief executive officer makes this assessment for each executive officer other than himself.

The chief executive officer then provides option grant recommendations to the compensation committee for review and approval. The chief executive officer’s option grant is determined by the compensation committee. All annual option grants for employees are approved by the compensation committee at its last regularly scheduled meeting of each calendar year. This meeting is scheduled a minimum of a year in advance and typically is held in the last week of November or the first week of December. The compensation committee has also delegated limited authority to the chief executive officer to make option awards to employees other than executive officers, typically in connection with the initial hiring of certain employees.

The following table summarizes option awards during the past three fiscal years to our named executive officers, and is provided to assist in distinguishing the accounting value of these awards (“Grant Date Fair Value”) as reported in this and prior year proxy statements from the realizable value of those awards at the most recent fiscal year-end (“Intrinsic Value at 9/27/09”) and from amounts actually realized from the exercise of options (granted in previous years) during each of the past three fiscal years:

Name	Fiscal Year	Options Awarded (# shares)	Grant Date Fair Value ($)	Intrinsic Value at 9/27/09 ($) (1)		Value Realized from Exercise of Prior Year Grants ($) (2)
Wayne M. Fortun	2009 2008 2007	90,000 75,000 75,000	185,400 1,095,615 1,067,700	361,800 (1,437,000 (1,200,000	) )	— 4,000 1,117,575
John A. Ingleman	2009 2008 2007	20,000 14,500 14,500	41,200 211,819 206,422	80,400 (277,820 (232,000	) )	— 1,737 69,405
Richard J. Penn	2009 2008 2007	40,000 30,000 30,000	82,400 438,246 427,080	160,800 (574,800 (480,000	) )	— 9,781 —
R. Scott Schaefer	2009 2008 2007	20,000 14,500 14,500	41,200 211,819 206,422	80,400 (277,820 (232,000	) )	— 9,295 —
Kathleen S. Skarvan	2009 2008 2007	30,000 20,000 12,000	61,800 292,164 170,832	120,600 (383,200 (192,000	) )	— — —

(1)	Represents the difference between the market value of a share of the company’s common stock on September 27, 2009 ($7.05) and the exercise price of the option.

(2)	Relates to options granted in fiscal years prior to fiscal 2007. Represents the difference between the market value of the shares acquired at exercise and the aggregate exercise price of those shares.

Severance and Change in Control Arrangements

In April 2009, the compensation committee recommended and the board of directors approved a modification of the company’s severance pay plan. Prior to this modification, the company had since 2000 maintained a severance pay plan that was applicable generally to all U.S.-based full-time employees, including the named executive officers, and provided one and one-half weeks of base pay for each year of service and premiums for two months of coverage under the company’s group health and dental plans to any covered employee whose employment ended due to a “severance event” as determined by company management. Severance events would generally include the closure of the facility at which an employee works or elimination of the employee’s position as a result of a permanent reduction in our workforce or an organizational change. As modified, the severance pay plan provides for enhanced severance benefits for employees in plant manager or director-level positions and above, including the named executive officers, in order to better align the company’s severance pay practices with market practices and to aid in the retention of these employees as the company continues to respond to challenging business and economic conditions. The modified severance pay plan provides that each named executive officer will receive a lump sum severance payment equal to 1.5 times his or her annual base salary plus an amount equal to the officer’s average annual cash incentive plan payout received for the most recent three fiscal years, premiums for 12 months of coverage under the company’s group health and dental plans, and outplacement services for 12 months.

For option awards made prior to January 30, 2008, our Incentive Plan provides that these outstanding stock options will vest immediately and may be exercised in full in connection with a change in control (or the compensation committee may instead choose to cancel and cash out all these stock options). This so-called “single trigger” treatment for option awards had been adopted primarily because it was seen to effectively create incentives for our executive team to obtain the highest value possible should we be acquired in the future (despite the risk of losing employment), because it would provide a powerful retention device during change in control discussions, and because it would provide employees the same opportunity as shareholders who are free to sell their stock in the company at the time of the change in control event.

The Incentive Plan was amended on January 30, 2008, to provide for “double trigger” treatment of all equity awards made on or after that date. This means that if an equity award continues in place after a change in control, vesting and exercisability of that award will not be accelerated unless the executive’s employment is terminated involuntarily (other than for cause) within 24 months following the change in control transaction. We believe this structure is preferable in that it addresses the incentive and retention goals described above, without providing accelerated benefits to executives who continue to enjoy employment after a change in control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team.

Ownership Guidelines

Our board of directors believes that our executive officers should have a significant equity interest in our company and established stock ownership guidelines in 2005 to encourage share ownership. The guidelines specify that our chief executive officer should hold company common stock at least equal in value to five times his annual base salary, and that all vice presidents should have holdings at least equal to two times their annual base salary. Executive officers are expected to hold a minimum of 50% of net profit shares from option exercises until they satisfy the ownership guidelines. Largely as a result of the substantial decline in our stock price during

2008 and the first half of 2009, the value of the stockholdings of each of the named executive officers at the end of fiscal 2009 was less than the applicable amount prescribed by the guidelines. Our company also has an insider trading policy which, among other things, prohibits executive officers from hedging the economic risk of their company stock ownership.

Compensation Actions Taken for Fiscal 2010

In the first quarter of fiscal 2010, our compensation committee approved base salaries, annual cash incentive plan target payout percentages and performance goals, and stock option awards for our named executive officers for fiscal 2010. A 5.4% increase in base salaries was approved for each of the named executive officers, consistent with action taken for the company’s workforce generally to increase salaries by one-half of the previous salary reductions. No other increases in base salaries were approved for the named executive officers.

The compensation committee also approved certain changes to the structure of the annual cash incentive plan. For fiscal 2010, 50% of the annual incentive compensation opportunity for the named executive officers other than Mr. Penn (40% for Mr. Penn) is based on the achievement of specified EBT and cash and liquid investments balance goals, weighted 60% to the EBT goal and 40% to the cash and liquid investments balance goal. The cash and liquid investments balance goal was added to ensure appropriate focus on cash management in light of current economic conditions. The balance of the annual incentive compensation opportunity for each named executive officer continues to be based on divisional strategic goals in the areas of market position and penetration, manufacturing proficiency, product innovation and revenue growth in the same manner as described earlier for fiscal 2009. The portion of Mr. Penn’s annual incentive compensation opportunity to be based on the achievement of divisional strategic goals was increased to 60% to further motivate and reward him for the attainment of BioMeasurement Division goals.

The compensation committee also specified that total payouts under the annual cash incentive plan for the 2010 fiscal year may not exceed the sum of 50% of the portion of our actual EBT that is less than or equal to the target-level goal for our EBT and 25% of any portion of our actual EBT that exceeds that goal, and eliminated the separate requirement that a minimum level of corporate EBT had to be achieved in order for our chief executive officer and chief financial officer to receive any cash incentive payout.

The compensation committee also increased the pool of shares available for option awards in fiscal 2010 to approximately 4% of the shares outstanding at the beginning of the fiscal year. The increased number of option shares awarded for fiscal 2010 remains at or below average annual run rates for companies in the technology industry and within guidelines published by proxy advisory services. As was the case in fiscal 2009, the compensation committee believes that such an increase in award sizes is necessary because the substantial decline in our stock price has reduced the performance and retention incentives provided by our existing option awards, most of which are deeply “underwater.” The named executive officers received fiscal 2010 option awards as a group that covered 37.5% more shares than option awards made in fiscal 2009.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:
William T. Monahan, Chair Gary D. Henley

Summary Compensation Table

The table and footnotes below describe the total compensation earned in fiscal 2009, 2008 and 2007 by our “named executive officers,” who are the chief executive officer, the chief financial officer and the next three most highly compensated individuals who were serving as executive officers of our company on September 27, 2009, the last day of our fiscal year.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Wayne M. Fortun President and Chief Executive Officer	2009 2008 2007	573,800 613,003 637,039	810,988 889,951 523,016	— — 78,125	25,018 26,860 24,709	1,409,806 1,529,814 1,262,889
John A. Ingleman Senior Vice President and Chief Financial Officer	2009 2008 2007	293,779 311,932 314,045	164,714 207,155 136,311	— — 19,375	22,741 20,470 27,186	481,234 539,557 496,917
Richard J. Penn Senior Vice President and President of the BioMeasurement Division	2009 2008 2007	353,462 375,542 371,359	326,130 353,180 206,398	— — 16,188	21,830 26,850 26,393	701,422 755,572 620,338
R. Scott Schaefer Vice President and Chief Technical Officer	2009 2008 2007	295,322 318,752 329,330	165,229 209,956 139,119	— — 20,313	16,556 25,341 25,097	477,107 554,049 513,859
Kathleen S. Skarvan Vice President and President of the Disk Drive Components Division	2009 2008 2007	290,595 300,195 277,121	183,154 206,201 115,133	— — 18,125	19,974 27,883 28,517	493,723 534,279 438,896

(1)

The “Salary” column presents the base salary earned during the fiscal year. The amounts shown for fiscal 2008 and 2009 reflect 5% reductions in base salaries that went into effect in May 2008 and January 2009, as discussed earlier under the caption “Compensation Discussion and Analysis.” Because fiscal 2007 was a 53-week fiscal year, the salary amounts shown for that year are somewhat greater than the annualized, 52-week amounts approved by our compensation committee.

(2)

The “Option Awards” column presents the dollar amount of compensation expense recognized by our company for financial reporting purposes during each of the applicable fiscal years in connection with all outstanding grants of options (including grants made in prior fiscal years) to each of the listed officers. We calculated these amounts using the Black-Scholes option pricing model based on the grant date fair value of the awards utilizing the assumptions set forth below:

Fiscal Year Expense Affected by Grant	Option Grant Date	Dividend Yield	Expected Volatility	Risk-free Interest Rate	Expected Life (in years)
2009	12-3-08 (FY 09)	—	60%	1.9%	7.7
2008	11-28-07 (FY 08)	—	45%	3.6%	7.8
2007, 2008	11-29-06 (FY 07)	—	45%	4.7%	7.7
2007, 2008	11-30-05 (FY06)	—	45%	4.5%	7.4
2007	12-1-04 (FY 05)	—	41%	3.9%	6.0

For additional information regarding our calculation of the grant date fair value of options granted in fiscal 2009, see Note 5, “Employee Benefits — Stock Options,” in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2009.

(3)	The “Non-Equity Incentive Plan Compensation” column presents cash bonuses earned during each of the applicable fiscal years under our annual cash incentive plan.

(4)	Amounts shown in the “All Other Compensation” column for fiscal 2009 include the following:

Name	Company Contribution to 401(k) Plan ($)	Automobile Allowance ($) (a)	Financial Planning Assistance ($) (b)	Executive Physical ($) (b)	Total ($)
Wayne M. Fortun	11,933	12,000	1,085	—	25,018
John A. Ingleman	11,143	9,000	2,266	332	22,741
Richard J. Penn	8,905	12,000	925	—	21,830
R. Scott Schaefer	7,161	9,000	395	—	16,556
Kathleen S. Skarvan	7,377	12,000	350	247	19,974

(a)	The amount shown for the automobile allowance represents a cash payment to cover automobile expenses.

(b)	The amounts shown for financial planning assistance and executive physicals are determined by the amounts paid to third-party providers.

Grants of Plan-Based Awards

For services during fiscal 2009, the named executive officers received two types of plan-based awards: (a) stock option awards granted on December 3, 2008 under the Incentive Plan and (b) an award under our annual cash incentive plan, which would have been payable in the first quarter of fiscal 2010 if performance objectives had been achieved.

Option Awards Under the Incentive Plan

Option awards granted under the Incentive Plan during fiscal 2009 to employees of our company, including the named executive officers, have an exercise price equal to 100% of the fair market value of a share of our common stock on the date of grant. Each stock option vests and becomes exercisable as to 50% of the shares subject to the option on each of the second and third anniversaries of the date of grant and has a 10-year term. The vested portion of the options may be exercised while the participant is employed by us, and ordinarily for three months after employment ends (unless employment is terminated for cause). If, however, employment ends after the participant has been employed by us for at least 10 years and has reached age 55, the vested portion of an option will remain exercisable for three years after the date employment ends. If a participant’s employment ends because of death or disability, the participant’s options will immediately vest and become fully exercisable, and will remain exercisable for three years after the date employment ends. In no case will an option be exercisable beyond the end of its original term. If a participant’s employment ends for any reason other than death or disability, the unvested portion of any outstanding option will terminate at the time the participant’s employment ends.

In the event of a merger or consolidation involving our company, the compensation committee may replace outstanding options with replacement options relating to the stock of the surviving or acquiring corporation (or its parent), or shares of the surviving or acquiring corporation (or its parent) with a fair market value equal to the aggregate spread of the options being replaced. If no such replacement is made, or in the event of our dissolution, liquidation or sale of substantially all of our assets, the compensation committee may declare that each option will be canceled at the time of the triggering event. In connection with such a declaration, the exercisability of each option will be accelerated. Upon a change in control of our company, each outstanding option granted before January 30, 2008 will become immediately exercisable in full.

Annual Cash Incentive Plan

Under the annual cash incentive plan, executive officers can receive cash payouts after the completion of each fiscal year if specified performance objectives established at the beginning of the fiscal year are attained. An annual incentive target, expressed as a percentage of base salary, is approved for each executive officer. The plan for fiscal 2009 was structured so that the actual cash incentive paid to an executive officer could range from 0 to 200% of that officer’s annual incentive target, depending on the performance of our company and its Disk Drive Components and BioMeasurement Divisions against the relevant financial and strategic business goals.

For each executive officer, 50% of the total cash incentive opportunity was dependent on the degree to which our company achieved pre-established EBT objectives for fiscal 2009. Total payouts under the annual incentive plan were limited to no more than 25% of EBT for fiscal 2009. In addition, the company had to achieve at least $10 million in EBT in order for our chief executive officer and chief financial officer to receive any cash incentive payout for fiscal 2009.

The other half of the total cash incentive opportunity for each executive officer under the annual cash incentive plan for fiscal 2009 was dependent on the degree to which the Disk Drive Components Division or the BioMeasurement Division achieved specified strategic business goals. Executive officers who provide corporate support to both divisions had the 50% of their annual cash incentive opportunity that was based on the achievement of divisional strategic business goals divided equally between the strategic goals established for our Disk Drive Components Division and for our BioMeasurement Division.

Because the company did not achieve positive EBT for fiscal 2009, no annual cash incentive payouts were made to executive officers.

The following table summarizes stock option and annual cash incentive plan awards made to the named executive officers during fiscal 2009:

Grants of Plan-Based Awards in Fiscal 2009

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards ($) (6)
		Threshold ($) (2)	Target ($) (3)	Maximum ($) (4)
Wayne M. Fortun	— 12-3-08	0 —	564,096 —	1,128,192 —	— 90,000	— 3.03	— 185,400
John A. Ingleman	— 12-3-08	0 —	144,404 —	288,808 —	— 20,000	— 3.03	— 41,200
Richard J. Penn	— 12-3-08	0 —	208,491 —	416,982 —	— 40,000	— 3.03	— 82,400
R. Scott Schaefer	— 12-3-08	0 —	146,661 —	293,322 —	— 20,000	— 3.03	— 41,200
Kathleen S. Skarvan	— 12-3-08	0 —	139,890 —	279,781 —	— 30,000	— 3.03	— 61,800

(1)

These columns present possible payouts under the annual cash incentive plan for fiscal 2009. As reported in the Summary Compensation Table (under the column “Non-Equity Incentive Plan Compensation”), no amounts were paid to any named executive officer under the fiscal 2009 annual cash incentive plan.

(2)

Total payouts under the annual cash incentive plan for fiscal 2009 were limited to 25% of our company’s EBT for the fiscal year, and no amounts were payable if the company did not achieve positive EBT for fiscal 2009.

(3)

Target amounts represent a percentage of each named executive officer’s annual base salary: 100% for Mr. Fortun, 60% for Mr. Penn, and 50% for each of Messrs. Ingleman and Schaefer and Ms. Skarvan. The target amounts were calculated based on each named executive officer’s annual base salary in effect as of the end of fiscal 2009.

(4)	Maximum amounts represent 200% of each named executive officer’s target amount.

(5)	The exercise price of options awarded during fiscal 2009 was the closing price of a share of our company’s common stock on the NASDAQ Global Select Market on the date of grant.

(6)

Represents the grant date fair value of options awarded during fiscal 2009 calculated in accordance with the Black-Scholes option pricing model using the assumptions set forth in note 2 to the Summary Compensation Table on page 25 of this proxy statement.

Outstanding Equity Awards

The table below provides information on each named executive officer’s outstanding equity awards as of September 27, 2009. The equity awards consist solely of stock options granted under the Incentive Plan.

Outstanding Equity Awards at Fiscal 2009 Year-End

Name	Option Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
Wayne M. Fortun	11-17-99	54,670	—	18.75	11-17-09
	11-15-00	50,000	—	19.13	11-15-10
	11-28-01	50,000	—	21.64	11-28-11
	11-20-02	50,000	—	24.77	11-20-12
	11-19-03	40,000	—	32.38	11-19-13
	12-1-04	40,000	—	32.77	12-1-14
	11-30-05	40,000	—	27.46	11-30-15
	11-29-06	37,500	37,500	23.05	11-29-16
	11-28-07	—	75,000	26.21	11-28-17
	12-3-08	—	90,000	3.03	12-3-18
Total		362,170	202,500

John A. Ingleman	11-17-99	25,000	—	18.75	11-17-09
	11-15-00	16,000	—	19.13	11-15-10
	11-28-01	16,000	—	21.64	11-28-11
	11-20-02	16,000	—	24.77	11-20-12
	11-19-03	12,800	—	32.38	11-19-13
	12-1-04	12,750	—	32.77	12-1-14
	11-30-05	14,000	—	27.46	11-30-15
	11-29-06	7,250	7,250	23.05	11-29-16
	11-28-07	—	14,500	26.21	11-28-17
	12-3-08	—	20,000	3.03	12-3-18
Total		119,800	41,750

Name	Option Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
Richard J. Penn	11-17-99	19,670	—	18.75	11-17-09
	11-15-00	10,780	—	19.13	11-15-10
	11-28-01	11,380	—	21.64	11-28-11
	11-20-02	15,000	—	24.77	11-20-12
	11-19-03	12,800	—	32.38	11-19-13
	12-1-04	12,750	—	32.77	12-1-14
	11-30-05	15,500	—	27.46	11-30-15
	11-29-06	15,000	15,000	23.05	11-29-16
	11-28-07	—	30,000	26.21	11-28-17
	12-3-08	—	40,000	3.03	12-3-18
Total		112,880	85,000

R. Scott Schaefer	11-17-99	25,000	—	18.75	11-17-09
	11-15-00	16,000	—	19.13	11-15-10
	11-28-01	16,000	—	21.64	11-28-11
	11-20-02	16,000	—	24.77	11-20-12
	11-19-03	12,800	—	32.38	11-19-13
	12-1-04	12,750	—	32.77	12-1-14
	11-30-05	14,500	—	27.46	11-30-15
	11-29-06	7,250	7,250	23.05	11-29-16
	11-28-07	—	14,500	26.21	11-28-17
	12-3-08	—	20,000	3.03	12-3-18
Total		120,300	41,750

Kathleen S. Skarvan	11-20-02	6,290	—	24.77	11-20-12
	11-19-03	12,800	—	32.38	11-19-13
	12-1-04	11,500	—	32.77	12-1-14
	11-30-05	12,000	—	27.46	11-30-15
	11-29-06	6,000	6,000	23.05	11-29-16
	11-28-07	—	20,000	26.21	11-28-17
	12-3-08	—	30,000	3.03	12-3-18
Total		48,590	56,000

(1)	Each currently unvested stock option will vest and become exercisable as to 50% of the shares subject to the option on each of the second and third anniversaries of the date of grant.

Option Exercises and Stock Vested

None of the named executive officers exercised stock options or had any other form of stock award that vested during fiscal 2009.

Potential Payments Upon Termination or Change in Control

The information below describes the compensation that would become payable under existing plans and arrangements if a named executive officer’s employment terminates under certain circumstances or if a change in control of the company occurs, and estimates the amount of compensation that would have become payable to each named executive officer if employment had terminated or a change in control had occurred on September 25, 2009, the last business day of our most recent fiscal year.

Severance Pay Plan

We maintain a severance pay plan that is applicable generally to all U.S.-based full-time employees, including the named executive officers. Benefits under the severance pay plan are available to qualifying employees whose employment ends due to a “severance event” as determined by company management. Examples of a severance event include the closure of the facility at which an employee works or elimination of the employee’s position as a result of a permanent reduction in our workforce or an organizational change. In April 2009, the compensation committee recommended and the board approved a modification of the company’s severance pay plan. Prior to this modification, the plan provided one and one-half weeks of base pay for each year of service and premiums for two months of coverage under the company’s group health and dental plans to all covered employees.

As modified, the severance pay plan provides for enhanced severance benefits for upper-level employees and has adjusted the cash payment for medical premiums available to other employees. With respect to our named executive officers, the modified severance pay plan provides that each such officer will receive a lump sum severance payment equal to (a) 1.5 times his or her annual base salary in effect immediately prior to termination of employment, (b) an amount equal to the officer’s average annual cash incentive plan payout received for the most recent three fiscal years, and (c) premiums for 12 months of coverage under the company’s group health and dental plans, calculated by reference to the officer’s coverage and enrollment level in effect as of the termination of his or her employment. Each such officer will also receive outplacement services for 12 months. Different tiers of benefits are provided to vice presidents, to director-level employees and plant managers, and to all other qualifying employees. Receipt of severance benefits is conditioned upon the execution of a release agreement.

Equity Incentives

Under the Incentive Plan and the option award agreements under that plan, if a plan participant’s employment ends because of death or disability, all outstanding stock options vest in full and remain exercisable for three years after the date employment ends. If employment ends for a reason other than death or disability or cause, a stock option will remain exercisable for a certain period of time after the date employment ends only to the extent it was exercisable before employment ended: for participants who have been employed by our company for at least 10 years and who have reached the age of 55, the stock option will remain exercisable for three years after the date employment ends; for all other participants, the stock option will remain exercisable for three months after the date employment ends. In no case will an option be exercisable beyond the end of its original term. If employment ends for cause, no stock options may be exercised after the date employment ends.

For option awards made prior to January 30, 2008, the Incentive Plan provides that these outstanding stock options will vest immediately and may be exercised in full in connection with a change in control of our company (or the compensation committee may instead choose to cancel and cash out all these stock options). The Incentive Plan was amended on January 30, 2008 to provide that exercisability or vesting of awards made on or after January 30, 2008 will accelerate upon a change in control only if the awards are not continued, canceled or replaced in connection with the change in control or if a participant’s employment is terminated involuntarily (other than for cause) within 24 months following a change in control transaction in connection with which an option was continued or replaced. Under the Incentive Plan, a “change in control” generally occurs if:

•	any person becomes the beneficial owner of 30% or more of the voting power of our equity securities;

•

a majority of our board of directors no longer consists of individuals who were directors at the time the Incentive Plan was adopted or who, since that time, were nominated for election or elected by our board of directors;

•	a reorganization, merger or consolidation involving our company, or a sale of all or substantially all of our company’s assets, is consummated; or

•	our shareholders approve a complete liquidation or dissolution of our company.

A change in control will not, however, occur in connection with a transaction described if 70% or more of the voting power of the buyer or surviving party in the transaction is beneficially owned in substantially the same proportions by persons who were beneficial owners of our voting securities before the transaction.

If a change in control occurs, the Incentive Plan also provides that our compensation committee may cancel outstanding stock options and pay to the holders an amount in cash equal to the spread between the fair market value of the shares subject to the option immediately prior to the change in control and the aggregate exercise price of those option shares. The acceleration of awards or the making of cash payments in exchange for canceling awards in connection with a change in control will, however, be limited to the degree necessary to avoid having any portion of such compensation become subject to the excise tax imposed on “excess parachute payments” by the Internal Revenue Code.

If there is a proposed dissolution or liquidation of our company, a proposed sale of substantially all of its assets or a proposed merger or consolidation involving our company, the Incentive Plan provides that our compensation committee may:

•	substitute for any existing stock options new options or voting common stock issued by the corporation surviving any merger or consolidation or, if appropriate, its parent corporation; or

•

declare prior to any such event that outstanding stock options will be canceled and immediately make all options fully exercisable. The compensation committee may choose to pay to holders of options an amount in cash equal to the spread between the fair market value of the shares subject to the option, as measured by the per share consideration to be received by our shareholders as a result of the event, and the aggregate exercise price of those shares.

Annual Incentive Payouts

An executive officer must be employed on the last day of a fiscal year to be entitled to receive annual cash incentive compensation pursuant to our annual cash incentive plan. If employment ends due to death or disability before the last day of a fiscal year, our compensation committee has discretion to pay a prorated amount of the cash incentive the executive officer would have received under the annual cash incentive plan had the death or disability not occurred.

Compensation Amounts Payable to the Named Executive Officers

If the named executive officers’ employment had ended due to a “severance event” on September 25, 2009, the lump sum amounts reflected in the following table would have been payable to such officers under the company’s severance pay plan:

Name	1.5x Annual Base Salary ($)	Average Annual Cash Incentive Payout for Last Three Years ($) (1)	12 Months of Medical and Dental Insurance Premiums ($)	Total Lump Sum Severance Payment ($)
Wayne M. Fortun	846,144	26,041	15,040	887,225
John A. Ingleman	433,212	6,458	9,629	449,299
Richard J. Penn	521,228	5,396	15,040	541,664
R. Scott Schaefer	439,983	6,771	362	447,116
Kathleen S. Skarvan	419,672	6,042	15,040	440,754

(1)	Average of annual cash incentive payouts for fiscal 2009, 2008 and 2007, as reflected in the Summary Compensation Table on page 25 of this proxy statement.

In addition, each named executive officer would have been entitled to receive 12 months of outplacement services at our company’s expense.

The following table shows the value of stock option awards whose exercisability would have been accelerated under the Incentive Plan if the named executive officers’ employment had terminated due to death or disability on September 25, 2009, or if such officers’ employment had terminated involuntarily (other than for cause) within 24 months following a change in control transaction. The option value is calculated based on the difference between the fair market value of our stock on September 25, 2009 (using the closing price of a share of our common stock on the NASDAQ Global Select Market) and the exercise price of each unvested option.

Name	Value Realized ($)
Wayne M. Fortun	361,800
John A. Ingleman	80,400
Richard J. Penn	160,800
R. Scott Schaefer	80,400
Kathleen S. Skarvan	120,600

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of September 27, 2009 for compensation plans under which securities may be issued:

Plan Category	Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)
Equity Compensation Plans Approved by Securityholders	3,570,323	(1)	21.08	1,812,083	(2)

Equity Compensation Plans Not Approved by Securityholders	—		—	—

Total	3,570,323		21.08	1,812,083

(1)	Reflects securities to be issued under the Incentive Plan.

(2)	Includes securities available for future issuance under the Incentive Plan other than upon the exercise of an outstanding option.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder require directors and certain officers and persons who own more than 10% of our common stock to file reports of their ownership of our common stock and changes in their ownership with the SEC. None of our officers or directors failed to file on a timely basis during fiscal 2009 any required report.

AUDIT COMMITTEE REPORT

The role of our committee, which is composed of three independent non-employee directors, is one of oversight of our company’s management and independent registered public accounting firm in regard to our company’s financial reporting and controls respecting accounting and risk of material loss. In performing our oversight function, we relied upon advice and information received in our discussions with management and the independent registered public accounting firm.

We have (a) reviewed and discussed with management and our company’s independent registered public accounting firm our company’s audited financial statements for the fiscal year ended September 27, 2009, management’s assessment of the effectiveness of our company’s internal control over financial reporting and our company’s independent registered public accounting firm’s evaluation of our company’s internal control over financial reporting; (b) discussed with our company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (c) received the written disclosures and the letter from our company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with our company’s independent registered public accounting firm their independence.

Based on the review and discussions with management and our company’s independent registered public accounting firm referred to above, we recommended to our company’s board of directors that the audited financial statements be included in our company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2009 for filing with the SEC.

Audit Committee:
W. Thomas Brunberg, Chair Russell Huffer Thomas R. VerHage

ADDITIONAL INFORMATION

Our Annual Report on Form 10-K for fiscal 2009, including financial statements, and a letter to our shareholders are being mailed with this proxy statement to our shareholders of record. Shareholders whose shares are held in a brokerage, bank or similar account will receive a Notice Regarding the Availability of Proxy Material from the organization holding the account. The Notice contains instructions on how to access our proxy material on the Internet and how to request a paper or e-mail copy of our proxy material, including our Annual Report on Form 10-K for fiscal 2009 and the letter to shareholders.

As of the date of this proxy statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the persons named in the proxies solicited by our board of directors, in accordance with their best judgment, will vote the shares represented by these proxies.

Shareholders who wish to obtain an additional copy of our Annual Report on Form 10-K for fiscal 2009 may do so without charge by writing to John A. Ingleman, Senior Vice President and Chief Financial Officer, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350.

By Order of the Board of Directors,

Peggy Steif Abram
Secretary

Dated: December 16, 2009

HUTCHINSON TECHNOLOGY INCORPORATED

ANNUAL MEETING OF SHAREHOLDERS

January 27, 2010

10:00 a.m. (Central Time)

40 West Highland Park Drive NE

Hutchinson, Minnesota 55350

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting

to be Held on January 27, 2010.

The Proxy Statement and Annual Report on Form 10-K are available at:

www.htch.com/proxymaterials

The following proxy materials and information are available for you to review online at: www.htch.com/proxymaterials

•	the Company’s Notice of Annual Meeting and Proxy Statement;

•	the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2009;

•	the form of Proxy Card;

•	the Letter to Shareholders; and

•	directions to the Annual Meeting.

Hutchinson Technology Incorporated 40 West Highland Park Drive NE Hutchinson, Minnesota 55350	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on January 27, 2010.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Jeffrey W. Green, Wayne M. Fortun and W. Thomas Brunberg, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and on any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting Instructions.

COMPANY #

There are three ways to vote your proxy.

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
ADDRESS BLOCK	INTERNET – http://www.eproxy.com/htch/
• Use the internet to vote your proxy until 12:00 p.m. (CT) on January 26, 2010.

•   Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Follow the simple instructions provided to obtain your records and create an electronic ballot.

PHONE – 1-800-560-1965
• Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on January 26, 2010.

• Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Follow the simple instructions provided.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Hutchinson Technology Incorporated, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

You may change your vote or revoke your proxy at any time before the Annual Meeting by filing with an officer of the Company either a notice of revocation or a duly executed proxy bearing a later date. If you have voted via the Internet or by telephone, you may change your vote by signing on to the website and following the prompts or calling the toll-free number again and following the instructions. If you attend the Annual Meeting in person, you may revoke your proxy and vote in person at that time if you so desire.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of Directors:	01 Mark A. Augusti 02 W. Thomas Brunberg 03 Wayne M. Fortun 04 Jeffrey W. Green	06 Russell Huffer 07 William T. Monahan 08 Richard B. Solum 09 Thomas R. VerHage	☐	Vote FOR all nominees (except as marked)		☐	Vote WITHHELD from all nominees
05 Gary D. Henley

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right. )

2.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for the 2010 fiscal year.			☐	For	☐ Against		☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate Changes below				Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.